Exhibit  10.13

EMPLOYMENT AGREEMENT

This Agreement entered into as of the 30th day of September, 1999 (the "Effective Date"), by and between Remington Oil and Gas Corporation (the "Company") and [Name] (the "Executive").

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company in the capacities and for the term and compensation and subject to the terms and conditions hereinafter set forth, and

WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of the Executive especially in the event of a threat or occurrence of a Change of Control and to ensure his continued dedication and efforts in such event without undue concern for his personal financial and employment security; and

WHEREAS, in order to induce the Executive to remain in the employ of the Company particularly in the event of a threat or an occurrence of a Change in Control, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain benefits during the term of his employment before and after a Change of Control and to provide the Executive with the Gross-Up Payment (as hereinafter defined).

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.  TERM OF AGREEMENT.   The Employment Term shall commence on the Effective
Date and shall expire on the second anniversary of the Effective Date; provided, however, that on each anniversary of the Effective Date, the Employment Term shall be extended an additional one (1) year from such anniversary at the mutual written agreement of the Company and the Executive.

2. EMPLOYMENT.

2.1 Subject to the provisions of Section 4 hereof, the Company agrees to continue to employ the Executive and the Executive agrees to remain in the employ of the Company during the Employment Term. During the Employment Term, the Executive shall be employed as [Title] of the Company or in such other senior executive capacity as may be mutually agreed to in writing by the parties. The Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity. He shall also promote, by entertainment or otherwise, the business of the Company.

2.2 During the Employment Term, excluding periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company to the extent necessary to discharge the responsibilities assigned to the Executive hereunder. The Executive may (1) serve on corporate, civil or charitable boards or committees, (2) manage personal investments, and (3) deliver lectures and teach at educational institutions or events so long as such activities do not significantly interfere with the performance of the Executive's duties hereunder. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

3. COMPENSATION

3.1  Base Salary.  During the Employment Term, the Company agrees to pay or
cause to be paid to the Executive an annual base salary of $[             ],
and as may be increased from time to time at the discretion of the Board or its designee, the Compensation Committee of the Board (the "Compensation Committee"), (hereinafter referred to as the "Base Salary"). Such Base Salary shall be payable in accordance with the Company's customary practices applicable to its executives.

3.2 Bonus. In addition to the Base Salary, the Executive shall be entitled to an annual performance bonus (the "Bonus"). The amount of the Bonus shall be targeted at 20% of the Base Salary (the "Targeted Bonus"), provided, however, that the amount of the Bonus may be increased or decreased at the discretion of the Board or the Compensation Committee. Each Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Bonus is awarded, unless the Executive shall elect to defer the receipt of such Bonus.

3.3 Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee, executive or key-employee benefit or incentive compensation plans maintained or established by the Company for the purpose of providing compensation and/or benefits to employees, executives or key employees, generally, including without limitation, all pension, retirement, profit sharing, savings, stock option, deferred compensation, restricted stock grants, medical, hospitalization, dental, disability, life or travel accident insurance plans. Unless otherwise provided herein, the compensation and benefits hereunder and the Executive's participation in such plans, practices and programs shall be on the same basis and terms as applicable to the other eligible participants in the particular plan, practice or program. No additional compensation provided under any such plans shall be deemed to modify or otherwise affect the terms of this Agreement or any of the Executive's entitlements hereunder.

3.4 Vacation and Sick Leave. During the Employment Term, at such reasonable times as the Board shall in its discretion permit, the Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, provided that: (1) the Executive shall be entitled to four (4) weeks of annual paid vacation; such vacation to be taken in accordance with the policies of the Company in regard to vacation, and (2) the Executive shall be entitled to sick leave (without loss of pay) in accordance with the Company's policies in effect from time to time.

3.5 Fringe Benefits, Perquisites and Expenses. During the Employment Term, the Executive shall be entitled to all fringe benefits and perquisites generally made available by the Company to its executives. The Executive shall be entitled to receive prompt reimbursement of all expenses reasonably incurred by him in connection with the performance of his duties hereunder or for promoting, pursuing or otherwise furthering the business or interest of the Company.

4.  TERMINATION

4.1 During the Employment Term, the Executive's employment hereunder may be terminated under the following circumstances:

(1) Cause. The Company may terminate the Executive's employment for "Cause" by written notice to the Executive ("Notice of Termination"), which termination shall be effective upon the date of sending of such notice (the "Termination Date"), if the Executive, as determined by at least two-thirds (2/3rds) of the Board, not including the Executive who will not be entitled to vote on the issue in the event he is a member of the Board, (a) shall have been convicted of a felony or entered a plea of nolo contendere to a felony charge, (b) shall have been involved in any act of material fraud, theft, or other material misconduct detrimental to the best interests of the Company,
(c) shall have engaged in gross negligence or willful misconduct with respect to his duties to the Company and as a result caused material harm to the Company, (d) shall have engaged in competitive behavior against the Company, misappropriated or aided in misappropriating a material opportunity of the Company, secured or attempted to secure a personal benefit not fully disclosed to and approved by a majority of the Board in connection with any transaction of or on behalf of the Company, or (e) shall have failed to substantially perform his duties as set forth herein.

(2) Disability. The Company may terminate the Executive's employment after having established the Executive's disability. For purposes of this Agreement, "Disability" means a physical or mental infirmity which impairs the Executive's ability to substantially perform his duties under this Agreement, which continues for a period of at least one hundred eighty (180) continuous days. The Executive shall be entitled to the base compensation and benefits provided under this Agreement for any period during the Employment term and prior to the establishment of the Executive's Disability during which the Executive is unable to work due to a physical or mental infirmity. Notwithstanding anything contained in this Agreement to the contrary, until the Termination Date specified in the Notice of Termination (as each term is hereinafter defined) relating to the Executive's disability, the Executive shall be entitled to return to his position with the Company as set forth in this Agreement in which event no Disability of the Executive will be deemed to have occurred.

(3) Death. In the event of the death of the Executive during the term of his employment hereunder, his employment shall terminate on the date of the death of the Executive.

(4) Good Reason. The Executive may terminate his employment for "Good Reason." For purposes of this Agreement, "Good Reason" shall mean the occurrence within twelve (12) months after a Change in Control of any of the following events or conditions described in Subsections (a) through (d) hereof: (a) any change in the Executive's title, position, duties or responsibilities that results in the Executive not having duties and responsibilities substantially equivalent to or greater than those the Executive had immediately prior to such change, (b) the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with his status, title, position or responsibilities, (c) any removal of the Executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for Disability, Cause, as a result of his death or by the Executive other than for Good Reason, or (d) a reduction in the Executive's Base Salary, Bonus or any failure to pay the Executive any compensation or benefits to which he is entitled within ten
(10) days of the date due.

4.2 Upon termination of the Executive's employment during the Employment Term, the Executive shall be entitled to the following benefits:

(1) If the Executive's employment with the Company is terminated (a) by the Company for Cause or Disability, (b) by reason of the Executive's death, or
(c) by the Executive other than for Good Reason, the Company shall pay the Executive, or to the beneficiary designated by the Executive by written notice to the Company, or failing such designation, to his estate all amounts earned or accrued through the Termination Date, including Base Salary, reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date, and all unpaid accumulated and accrued benefits due under any benefit plan or program in which the Executive was a participant in accordance with the terms and conditions of such plan or program ("Accrued Compensation"). In addition to the foregoing, if the Executive's employment is terminated by the Company for Disability or by reason of the Executive's death, the Company shall pay the Executive or his beneficiaries an amount equal to his target Bonus multiplied by a fraction, the numerator of which is the number of days in such fiscal year through the Termination Date and the denominator of which is 365 ("Pro Rata Bonus"). The Executive's entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plan, including stock option plans, and other applicable programs and practices then in effect.

(2) If the Executive's employment is terminated by the Company prior to a change of control for reasons other than Cause, Disability, or by reason of the Executive's death, the Executive will be entitled to the following: (a) the Company shall pay the Executive all Accrued Compensation and a Pro Rata Bonus, (b) the Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment, an amount in cash equal to one (1) times the sum of the Executive's then current Base Salary, (c) the Company shall provide the Executive twelve (12) months of out placement services at the Company's sole expense, (d) for a term of one (1) year following the Termination Date, or until the Executive gains new employment with substantially similar benefits, the Company, at its expense, shall provide the Executive and his immediate family the highest level of health benefits, including, without limitation, medical, dental, disability, and life insurance, provided the Executive and his immediate family at any time within six (6) months of the Termination Date, and (e) all stock options granted the Executive will be immediately vested in accordance with any stock option agreements between the Executive and the Company currently in effect at the Termination Date.

(3)  If the Executive's employment is terminated by the Company within twelve
(12) months after a change of control for reasons other than Cause, Disability, by reason of the Executive's death; or if the Executive terminates his employment with the Company for Good Reason, the Executive will be entitled to the following: (a) the Company shall pay the Executive all Accrued Compensation and a Pro Rata Bonus, (b) the Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment, an amount in cash equal to two (2) times the sum of (i) the Executive's then current Base Salary and (ii) the Targeted Bonus (not subject to reduction), (c) the Company shall provide the Executive twelve (12) months of out placement services at the Company's sole expense, (d) for a term of two (2) years following the Termination Date, or until the Executive gains new employment with substantially similar benefits, the Company, at its expense, shall provide the Executive and his immediate family the highest level of health benefits, including, without limitation, medical, dental, disability, and life insurance, provided the Executive and his immediate family at any time within six (6) months of the Termination Date, and (e) all stock options granted the Executive will be immediately vested in accordance with any stock option agreements between the Executive and the Company currently in effect at the Termination Date.

4.3 The amounts provided for in Sections 4.2(1), 4.2(2) and 4.3(3) of this Agreement shall be paid within five (5) days after the Executive's Termination Date.

4.4 The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided the Executive in any subsequent employment except as provided in Section 4.2(2)(d).

4.5 The severance pay and benefits provided for in Sections 4.2(1) and 4.2(2) of this Agreement shall be in lieu of any other severance pay to which the Executive may be entitled under any Company severance plan, program or arrangement.

4.6 As used in this Agreement, the term "Change of Control" shall have the same meaning as ascribed to it in the Company's 1997 Stock Option Plan (Exhibit A) or as amended from time to time.

5.  EXCISE TAX PAYMENTS

5.1 In the event that any payment or benefit (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") to the Executive or for his benefit paid or payable pursuant to the terms of this Agreement or otherwise arising out of his employment with the Company, or a change of ownership or effective control of the Company or of a substantial portion of its assets (a "Payment" or "Payments"), would be subject to excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that after payment by the Executive of all applicable taxes, interest and penalties (other than interest and penalties due to the Executive's failure to timely file a tax return or pay taxes shown on his return) including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

5.2 The Company shall bear any expense necessary in determining whether a Gross-Up Payment is required pursuant to this Agreement. The Gross-Up Payment, if any, shall be paid by the Company to the Executive within five days of the Company's receipt of a determination from any accounting firm satisfactory to the Executive that such Gross-Up Payment is required.

6.  CONFIDENTIAL INFORMATION.

6.1 Confidentiality. The Executive acknowledges and agrees that he will not, without the prior written consent of the Company, at any time during the Employment Term or for a period of three (3) years thereafter, except as may be required by any competent legal authority, use or disclose to any person, firm or other legal authority, any confidential records, secrets or information related to the Company or any of its subsidiaries. The Executive acknowledges and agrees that all information and secrets of the Company and/or its subsidiaries that he has acquired or may acquire, were received, or will be received in confidence and as a fiduciary of the Company. The Executive will exercise utmost diligence to protect and guard such information and secrets.

6.2 Covenant Against Competition. During the term of this Agreement and only prior to a change of control and for a period of one (1) year after the termination of this Agreement, the Executive shall not have any interest in or be engaged by any business or enterprise that is in the business of exploring for, developing, or producing hydrocarbons in specific areas where the Company has interests at the time of termination of this Agreement. Company interest shall be deemed an area within a two (2) mile radius from the current owned acreage or active prospect area. For purposes of this Section, the Executive shall be deemed to have an "interest in or be engaged by a business or enterprise" if the Executive acts (a) individually, (b) as a partner, officer, director, shareholder, employee, associate, agent or owner of an entity, or (c) as an advisor, consultant, leader or other person related, directly or indirectly, to any business or entity that is engaging in, or is planning to engage in, exploring for, developing, or producing hydrocarbons in specific areas where the Company has interests (the "Prohibited Activity"). Ownership of less than five percent (5%) of the outstanding capital stock of a publicly traded entity that engages in any Prohibited Activity shall not be in violation of this Section.

6.3 Non-Solicitation. The Executive further agrees that during employment by the Company and for a period of one (1) year after termination of employment prior to a change of control, except when acting on behalf of the Company, the Executive will not, directly or indirectly, in any manner or capacity induce any person, who at any time during the Executive's employment was an employee of the Company, to discontinue his or her employment in the Company or to interfere with the business of the Company.

7. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The term "Company" as used herein shall include such successors and assigns. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and the business of the Company (including this Agreement) whether by operation of law or otherwise. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent or distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

8. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided, that all notices to the Company shall be directed to the Board with a copy to the Secretary of the Company.

9. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company or its subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

10. SETTLEMENT OF CLAIMS. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, defense, recoupment, or other right which the Company may have against the Executive or others.

11. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company.

12. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

13. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14. WAIVER OF DEFAULT. Any waiver by either party of a breach of any provision in this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

15. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings with respect to such subject matter.


IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.


                                      Remington Oil and Gas Corporation


                                      By:
                                          ------------------------------
                                      Title:
                                             ---------------------------


                                      Executive:


                                      ----------------------------------
                                      [Name]



EXHIBIT A

A "Change in Control" shall mean any of the following events:

(i) a merger or consolidation to which the Company is a party if the individuals and entities who were stockholders of the Company immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than 50% of the total combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation;

(ii) the acquisition or holding of direct or indirect beneficial ownership (as defined under Rule 13d-3 of the Exchange Act) of securities of the Company representing in the aggregate 30% or more of the total combined voting power of the Company's then issued and outstanding voting securities by any person, entity or group of associated persons or entities acting in concert, other than S-Sixteen Holding Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any entity holding such securities for or pursuant to the terms of any such plan, beginning from and after such time as S-Sixteen Holding Company shall no longer have direct or indirect beneficial ownership (as so defined) of securities of the Company representing in the aggregate a larger percentage of the total combined voting power of the Company's then issued and outstanding securities than that held by any other person, entity or group;

(iii) the sale of all or substantially all of the assets of the Company to any person or entity that is not a wholly owned subsidiary of the Company; or

(iv) the approval by the stockholders of the Company of any plan or proposal for the liquidation of the Company or its material subsidiaries, other than into the Company.